Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Range Resources Corporation and in the related Prospectuses of the use of the name Netherland, Sewell & Associates, Inc. and the incorporation by reference from the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2018, of information from our report dated January 18, 2019, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ CH   (Scott) Rees Ill

By:

CH   (Scott) Rees Ill, P.E.

Chairman and Chief Executive Officer

Dallas, Texas May 30, 2019